Exhibit 10.7
AIR PRODUCTS AND CHEMICALS, INC.
Annual Incentive Plan
As Amended and Restated Effective 1 October 2008
1. PURPOSES OF THE PLAN
     The purposes of this Plan are to attract, motivate and retain high caliber people and to provide meaningful individual and group incentives within Air Products and Chemicals, Inc. (the “Company”) and Participating Subsidiaries. References in this Plan to the Company includes Participating Subsidiaries unless the context otherwise requires.
2. ADMINISTRATION OF THE PLAN
     The Plan shall be administered by the Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) or such other committee of the Board consisting of such members (not less than three) as are appointed from time to time by the Board and who qualify as “outside directors” within the meaning of Section 162(m) of the Code.
     The Committee shall have all necessary powers to administer and interpret the Plan, such powers to include authority (within the limitations described therein) to select the employees to whom awards will be granted under the Plan and determine the amount of any award to be made to any employee. In order to assist it in selecting employees and determining the amount of any award to be given to each employee selected, the Committee may take into consideration recommendations from the appropriate officers of the Company and the Committee may delegate to appropriate Company officers its authority to select award recipients and determine the amount of awards, within parameters established by the Committee, with respect to employees who are not Executive Officers.
     The Committee shall have full power and authority to adopt such rules, regulations and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all action taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any employee of the Company or any Subsidiary.
3. ELIGIBILITY FOR PARTICIPATION
     Participants in the Plan shall be selected by the Committee each year from among Executive Officers and other executives and key employees of the Company. The term “employee” shall mean any person employed by the Company on a salaried basis and the term “employment” shall mean employment by the Company or any Subsidiary. Employees who participate in other incentive or benefit plans of the Company may also participate in this Plan.

     Awards under the Plan are for services rendered during a Fiscal Year, based on the performance of the Company during that Fiscal Year. No employee shall be eligible to receive an award under the Plan for a particular Fiscal Year unless the employee is in the employment of the Company on the last day of that Fiscal Year, provided, however, that an employee whose employment terminates during but before the end of a Fiscal Year on account of (i) Retirement, Disability or death, (ii) in connection with a divestiture of facilities, assets or businesses, elimination of positions, or a reorganization or reduction in the work force of the Company, (iii) because of leave of absence from the Company, or (iv) on or following a Change in Control, and who at the time of such termination of employment was eligible to participate in the Plan, shall be eligible to receive an award under the Plan for such Fiscal Year.
4. AWARDS
     (a) Prior to the end of the first quarter of each Fiscal Year, the Committee shall establish performance measures which shall be the basis for determining the amount of awards, if any, to be paid under the Plan for the year. The performance measures must be based on business criteria disclosed to and approved by the shareholders of the Company in accordance with Section 162(m) of the Code, and may include financial and/or nonfinancial goals for the Company’s performance during the Fiscal Year. The performance measures may be stated in terms of a formula, schedule or any other basis upon which the maximum amount of an award to be paid can be objectively determined. The performance measures can be established for the Company as a whole or can be individually specified for certain Participants or business units. Different performance measures can be combined or stated in the disjunctive to arrive at the method for determining either the total amount to be paid or the amount to be paid to any individual Participant. The Committee may reserve discretion to adjust award amounts resulting from application of the established performance measure(s) but, in the case of Executive Officers who are “covered employees” under Section 162(m) of the Code, the Committee may not increase an award above the maximum determined under performance measure(s).
     (b) Prior to the end of each Fiscal Year, the Committee shall (i) fix the classes of employees eligible to receive awards based upon job grade and salary levels, (ii) establish a minimum aggregate dollar amount of awards to be paid to employees of the Company and its U.S. Participating Subsidiaries who have not elected to defer any such awards that might be granted to them and (iii) establish such other procedures for the making of the awards as the Committee may deem desirable. The minimum amount established shall become an accrued liability of the Company on the last day of the Fiscal Year.
     (c) After the close of the Fiscal Year, the Committee shall determine and certify in writing (in accordance with Section 162(m) of the Code) the extent to which the performance measures established under paragraph 4(a) above were satisfied. The amounts of awards to be granted to particular employees of the Company within the eligible classes shall be determined after the close of the Fiscal Year under procedures established by the Committee. The Committee shall, in approving the grant of awards to individual Participants for any Fiscal Year, take into consideration (i) the performance of the Company for the Fiscal Year based upon the performance measures selected by the Committee, and (ii) the contribution of the Participant during the Fiscal Year to the success of the Company, including his or her position and level of responsibility, the achievements of his or her division, group, department or other subdivision, and the recommendations of his or her superiors. No award or awards may be granted to any Participant for the same Fiscal Year having an aggregate value in excess of $4,000,000.
     (d) Notwithstanding any other provisions of this Plan to the contrary, following or in connection with a Change in Control the Committee may, in its sole discretion, determine to pay awards for the portion of the current Fiscal Year preceding the Change in Control; provided, however, that no such award shall have an aggregate value which exceeds $4,000,000. The Committee shall determine in that connection the classes of employees eligible to receive awards based upon job grade and salary levels and the amounts of awards to be made with respect to particular employees within the eligible classes for said partial Fiscal Year, and shall undertake such other procedures for the making of the awards as the Committee may deem desirable. Such awards shall be due and payable to Participants within thirty days following the Committee’s determination to pay said awards under this paragraph 4(d) or at such earlier date as the Committee shall determine, but in no event earlier than the occurrence of a Change in Control.
5. FORM AND PAYMENT OF AWARDS
     (a) Subject to the provisions of this paragraph 5 relating to deferred payment awards, awards for a particular Fiscal Year shall be distributed between November 15 and December 15 following the close of the Fiscal Year in cash. Once announced by or for the Committee to the Participant, awards shall not be subject to forfeiture for any reason, whether or not payable immediately or as a deferred payment award except as provided in paragraph 6(e); provided, however, that any award for a Fiscal Year will be paid to the Participant only if the Participant is employed by the Company or a Participating Subsidiary on the last day of the Fiscal Year, except as otherwise permitted by paragraph 3.
     (b) At the discretion of the Committee, or the election of the Participant as permitted by paragraph 5(c), payment of all or a portion of an award to any Participant may be deferred until termination of the Participant’s employment with the Company. Such deferral shall, in the case of a U.S. employee, be made under the Air Products and Chemicals, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).
     (c) Any United States employee eligible to participate in the Plan may elect prior to the end of the second quarter of any Fiscal Year as to which an award may be granted to such employee, that all or a part of any amount to be awarded to him or her for such Fiscal Year shall be in the form of a deferred payment award. Once an employee elects a deferred payment award for the Fiscal Year, this election will be binding on both the employee and the Company with respect to any award the employee is granted for the Fiscal Year, except that, if the minimum amount established under paragraph 4(a) cannot be paid out currently if all elections are effected, a pro rata reduction shall be made in each electing Participant’s deferred award and any excess shall be paid out currently.

     (d) Deferred payment awards shall be credited on the books of the Company, shall accrue earnings, and shall be paid out in accordance with, and otherwise subject to, the terms of the Deferred Compensation Plan.
     (e) Any deferred compensation award of a Participant that was outstanding as of 1 October 2006 and all earnings accrued thereon shall be transferred, as of such date, to a Deferred Compensation Account maintained on behalf of such Participant under the Deferred Compensation Plan.
6. MISCELLANEOUS PROVISIONS
     (a) A Participant’s rights and interests under the Plan may not be assigned or transferred except, in the case of the Participant’s death, to his or her Designated Beneficiary or, in the absence of such designation, by will or the laws of descent and distribution.
     (b) The Company shall have the right to deduct from awards hereunder paid any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. The obligation of the Company to make delivery of awards shall be subject to currency or other restrictions imposed by any government.
     (c) No employee of the Company or a Subsidiary or other person shall have any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any such employee any right to be retained in the employ of the Company, it being understood that all employees who have or may receive awards under this Plan are employed at the will of the Company and in accord with all statutory provisions.
     (d) The costs and expenses of administering this Plan shall be borne by the Company and not charged to any award or to any employee or Participant receiving an award. However, the Company may charge the cost of any awards made to employees of Participating Subsidiaries, including administrative costs and expenses related thereto, to the respective Participating Subsidiaries by which such persons are employed.
     (e) Notwithstanding any other Plan provision to the contrary, the Committee may, in its sole discretion, require repayment of any award made to a participant under the Plan or rescind any deferred payment award made under the Plan and not yet delivered to a participant under the Deferred Compensation Plan, where the award or deferred payment award was based in whole or part on the achievement of financial results that are subsequently the subject of a restatement; the Committee determines, in its sole discretion, that the Participant engaged in misconduct that created the need for the restatement; and a smaller award or deferred payment award would have been made to the Participant based upon the restated results. All determinations regarding enforcement, waiver, or modification of the foregoing repayment and rescission provision shall be made in the Committee’s sole discretion. Determinations do not need to be uniform and may be made selectively among individuals, whether or not similarly situated.

     (f) The Plan shall be unfunded. Neither the Company, any Subsidiary, the Committee, nor the Board shall be required to segregate any assets that may at any time be represented by awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.
     (g) Unless otherwise expressly stated by the Committee with respect to an award, each award granted to a Participant under the Plan is intended to be fully deductible by the Company for federal income taxes and not subject to the deduction limitation of Section 162(m) of the Code, and the Plan shall be construed or deemed amended to the extent possible to conform any award to effect such intent. The Plan is intended to meet the short-term deferral exception under Code Section 409A, except for those payments deferred in accordance with the provisions of Section 5(c), such that payments made to Participants under the Plan are not deferred compensation subject to the provisions of Code Section 409A. The Plan shall be construed or deemed amended to the extent possible to effect such intent.
     (h) In addition to terms defined elsewhere herein, the following terms as used in this Plan shall have the following meanings:
          “Act” shall mean the Securities Exchange Act of 1934 as amended from time to time.
          “Change in Control” shall mean the first to occur of any one of the events described below:
(i) Stock Acquisition. Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Act), other than the Company or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Company, or a trustee of an employee benefit plan sponsored solely by the Company and/or such a corporation, is or becomes, other than by purchase from the Company or such a corporation, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities. Such a Change in Control shall be deemed to have occurred on the first to occur of the date securities are first purchased by a tender or exchange offeror, the date on which the Company first learns of acquisition of 30% of such securities, or the later of the effective date of an agreement for the merger, consolidation or other reorganization of the Company or the date of approval thereof by a majority of the Company’s shareholders, as the case may be.
(ii) Change in Board. During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election or nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fails to be elected by the shareholders of the Company.
(iii) Other Events. Any other event or series of events which, not withstanding any other provision of this definition, is determined, by a majority of the outside members of the Board of Directors of the Company serving in office at the time such event or events occur, to constitute a change in control of the Company for purposes of this Plan. Such a Change in Control shall be deemed to have occurred on the date of such determination or on such other date as such majority of outside members of the Board shall specify.
          “Code” shall mean the United States Internal Revenue Code, as amended and restated from time to time, and regulations thereunder.
          “Designated Beneficiary” shall mean the person or persons last designated as such by the Participant on a form filed by him or her with the Committee in accordance with such procedures as the Committee shall approve, provided, however, that in the absence of the filing of such a form with the Company the Designated Beneficiary shall be the person or persons who are the Participant’s beneficiary or beneficiaries of the Company’s basic life insurance.
          “Executive Officer” shall mean an officer designated by the Board as an “Executive Officer” for purposes of the United States Securities Laws.
          “Disability” shall mean permanent and total disability of an employee participating in the Plan as determined by the Committee in accordance with uniform principles consistently applied, upon the basis of such evidence as the Committee deems necessary and desirable.
          “Fiscal Year” shall mean the twelve-month period used as the annual accounting period by the Company.
          “Participant” shall mean, as to any award granted under this Plan and for so long as such award is outstanding, the employee to whom such award has been granted.
          “Participating Subsidiary” shall mean any Subsidiary designated by the Committee to participate in this Plan which Subsidiary requests or accepts, by action of its board of directors or other appropriate authority, such designation.
          “Retirement” shall mean separating from service with the Company or a Subsidiary on or after a customary retirement age for the Participant’s location, with a fully vested interest and the right to begin receiving immediate pension benefits under the Company’s Pension Plan for Salaried Employees or under another defined benefit pension plan sponsored or otherwise maintained by a Subsidiary for its employees in the absence of the Pension Plan or such other pension plan being applicable to any Participant, under a defined contribution plan under which the Participant accrues his or her primary retirement benefit, or otherwise as determined by the Committee in its sole discretion.
          “Subsidiary” shall mean any domestic or foreign corporation, partnership, association, joint stock company, trust or unincorporated organization affiliated with the Company whether or not controlling, controlled by or under common control with the Company.
7. AMENDMENTS AND TERMINATION
     The Committee may at any time terminate or from time to time amend or suspend this Plan in whole or in part; provided, however, that no such amendment shall, without the consent of the Participant to whom an award has already been granted hereunder, operate to annul such award.
     Unless approved by a vote of a majority of the shares present and entitled to be voted at a meeting of shareholders, no amendment shall be effective to increase the maximum amount which may be awarded to any individual for the same Fiscal Year.
8. EFFECTIVE DATE, PAST AMENDMENTS AND TERM OF THE PLAN
     This Plan, originally denominated the “Air Products and Chemicals, Inc. 1979 Incentive Compensation Plan”, became effective for the Fiscal Year commencing on October 1, 1978 for awards to be made for years to and including Fiscal Year 1983, following approval by a majority of those present at the January 19, 1978 annual meeting of shareholders of the Company and entitled to vote thereon. The Plan was thereafter amended as permitted by its terms effective October 1, 1982 by action of the Board of Directors. The Plan, as amended effective October 1, 1983, was continued in effect indefinitely until terminated, amended or suspended as permitted under paragraph 9 following approval by the holders of a majority of the outstanding shares of Common Stock of the Company at the January 26, 1984 annual meeting of shareholders of the Company. The Plan was thereafter amended as permitted by its terms effective March 1, 1986, October 1, 1986, July 15, 1987, and October 1, 1989 by action of the Committee. The Plan was renamed the 1990 Annual Incentive Plan and restated effective as of October 1, 1989. The Plan was renamed the 1997 Annual Incentive Plan, amended and restated effective as of October 1, 1996. The Plan was thereafter amended as permitted by its terms effective as of April 1, 1998, and effective as of January 1, 2000, and September 20, 2000 by action of the Committee. The Plan was renamed the Annual Incentive Plan, amended and restated as of October 1, 2001. The Plan was thereafter amended as permitted by its terms effective October 1, 2006 and September 19, 2007 and is restated, as set forth herein, as of October 1, 2008.